Raymond Chabot Grant Thornton LLP
Chartered Accountants

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 9, 2007 accompanying the consolidated financial statements of Tiger Ethanol International Inc. contained in Amendment No.1 to the Registration Statement on Form SB-2 and related prospectus. We consent to the use of the aforementioned report in Amendment No.1 to the Registration Statement on Form SB-2 and related Prospectus, and to the use of our name as it appears under the caption “Experts”.

/S/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada
January 29, 2008

Suite 1900
National Bank Tower
600 De La Gauchetière Street West
Montréal, Québec H3B 4L8
Telephone: (514) 878-2691
Fax: (514) 878-2127
www.rcgt.com

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